SCHEDULE 14C INFORMATION

INFORMATION STATEMENT

PURSUANT TO SECTION 14 (C)

OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Information Statement
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MEDIANET GROUP TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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MediaNet Group Technologies, Inc.

5100 W. Copans Road, Suite 701

Margate, FL 33063

(954) 974-5818

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

To the Stockholders of MediaNet Group Technologies, Inc.:

This Information Statement is furnished to the stockholders of MediaNet Group Technologies, Inc., a Nevada corporation (“MediaNet”), in connection with our prior receipt of approval by written consents, in  lieu of a special meeting, of the holders of a majority of our common stock approving an amendment to the Articles of Incorporation to increase number of authorized shares of common stock of MediaNet from 50,000,000 shares to 500,000,000 shares and to increase the number of authorized shares of preferred stock from 5,000,0000 shares to 25,000,000 shares. On December 22, 2009, MediaNet obtained the approval of the action (the “Action”) by written consent of a stockholder that is the record owner of 5,000,000 shares of our preferred stock, which represents an aggregate of 273,614,868 votes, or 90% of the voting power as of December 14, 2009. The Action cannot be effected until 20 days after the mailing of this Information Statement and after the filing of the amended Articles of Incorporation with Secretary of State of the State of Nevada respect to the increase in authorized common and preferred shares.  A copy of the certificate of amendment affecting the common and preferred increase is attached to this information statement as Exhibit A.

MEDIANET IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED TO NOT SEND A PROXY. Because the written consent of the holders of a majority of our voting power satisfies all applicable stockholder voting requirements, we are not asking for a proxy. Please do not send us one.

Only stockholders of record at the close of business on December 14, 2009, shall be given a copy of the Information Statement. The date on which this Information Statement will be sent to stockholders will be on or about January [__], 2010.

The accompanying information statement is for information purposes only. Please read it carefully.

By Order of the Board of Directors

/s/ Michael Hansen

Michael Hansen, President

Margate, Florida

January [__], 2009

This information statement is being furnished to all holders of the common stock and preferred stock of MediaNet as of December 14, 2009, in connection with the action taken by written consent of holders of 90% of the outstanding voting power of MediaNet to authorize an increase in the number of authorized shares of MediaNet’s common stock to 500,000,000 shares and MediaNet’s preferred stock to 25,000,000 shares.

ITEM 1.

INFORMATION STATEMENT

This Information Statement is furnished to the stockholders of MediaNet Group Technologies, Inc., a Nevada corporation (“MediaNet”), in connection with our prior receipt of approval by written consent, in  lieu of a special meeting, of the holder of a majority of our voting stock authorizing an  increase in the number of authorized shares of the common stock from 50,000,000 shares to 500,000,000 shares and an increase in the authorized preferred stock from 5,000,000 shares to 25,000,000 shares (the “Action”). On December 22, 2009, MediaNet obtained the approval of the Action by written consent of a stockholder that is the record owner of 5,000,000 shares of our preferred stock, which represents an aggregate of 273,614,868 votes, or 90% of the voting power as of December 14, 2009.

The Action cannot be effected until 20 days after the mailing of this Information Statement and after the filing of the amended Articles of Incorporation with Secretary of State of the State of Nevada.  A copy of the certificate of amendment affecting the increase in authorized common and preferred shares is attached to this information statement as Exhibit A.

The date on which this Information Statement will be sent to stockholders is on or about January [__], 2010.

The Board of Directors and a shareholder owning a majority of the voting power of MediaNet have unanimously adopted, ratified and approved the action approved by MediaNet’s board of directors. No other votes are required or necessary. The Annual Report on Form 10-K for the year ended December 31, 2008, the Quarterly Report on Form 10-Q for quarterly period ended June 30, 2009, and any reports on Form 8-K filed by MediaNet during the past year with the Securities and Exchange Commission may be viewed on the Securities and Exchange Commission’s web site at www.sec.gov in the Edgar Archives. MediaNet is presently current in the filing of all reports required to be filed by it.

Only one information statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices at (954) 974-5818. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

VOTE REQUIRED

Pursuant to MediaNet’s Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the Company’s outstanding votes is required to effect the Action. The Company’s articles of incorporation do not authorize cumulative voting. As of the Record Date, the Company had 27,303,652 voting shares of common stock issued and outstanding and 5,000,000 shares of voting preferred stock (designated as Series A Convertible Preferred Stock and referred to as the “preferred stock” or the “Series A Stock”) issued and outstanding, of which the common stock was entitled to 27,303,652 votes and the preferred stock was entitled to 273,614,868 votes.  Pursuant to Section 78.320 of the Nevada Revised Statutes, a majority of the voting power, or 150,459,261 votes, was necessary to approve the Action. The consenting stockholder is entitled to 273,614,868 votes, which represents a majority of the voting power of the Company’s shares of common and preferred stock.

REASONS FOR THE INCREASE IN AUTHORIZED COMMON AND PREFERRED SHARES

MediaNet’s board of directors has unanimously adopted a resolution seeking stockholder approval to increase the number of authorized shares of common stock from 50,000,000 shares to 500,000,000 shares and preferred stock from 5,000,000 to 25,000,000 shares.

The Board of Directors believes that authorizing it to effectuate this increase in the number of authorized shares is in the best interest of MediaNet and its stockholders in that MediaNet is obligated to issue common stock  in order to effect the conversion of existing outstanding preferred stock, which it is obligated to do pursuant to the Company’s Agreement and Plan of Merger completed October 19, 2009, as more fully set forth in MediaNet’s Report on Form 8-K filed on October 23, 2009, which Report is incorporated herein by this reference, and it will provide the Company with available shares that could be issued upon such conversion and for various corporate purposes, including acquisitions, stock dividends, stock splits, stock options, convertible debt and equity financings for other corporate purposes which may be identified in the future, as the board of directors determines in its discretion. At December 14, 2009, MediaNet had 22,696,348 shares of common  stock available for issuance, which will not be sufficient to satisfy its obligations to its preferred shareholders. The Board of Directors believes that it is also in MediaNet’s and MediaNet’s stockholders’ best interests to increase the availability of additional authorized but unissued capital stock to enable MediaNet to promptly take advantage of market conditions and the availability of favorable opportunities without delay and expense associated with holding a special meeting of stockholders. The Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional shares of stock for any purpose not previously disclosed in the company’s public filings or as particularly described herein.

The increased capital will provide the Board of Directors with the ability to issue additional shares of stock without further vote of the stockholders of MediaNet, except as provided under Nevada corporate law or under the rules of any national securities exchange on which shares of stock of MediaNet may be then listed. Under MediaNet’s Articles of Incorporation, MediaNet stockholders do not have preemptive rights to subscribe to additional securities which may be issued by MediaNet, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of MediaNet in order to maintain their proportionate ownership of MediaNet’s stock.

Issuance of any additional shares of common stock will dilute the equity interest of existing holders of common stock. Such dilution will be substantial because of the amount of shares to be issued. The newly authorized shares will have voting and other rights identical to those of the currently issued common stock. However, the increase will not have a dilutive effect on the voting power of existing stockholders, as the preferred shareholders now have the same number of votes as they will have after conversion.

The authorization of additional capital, under certain circumstances, may have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of MediaNet by causing such additional authorized shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of MediaNet and our stockholders. The increased authorized capital therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the increased capital may limit the opportunity for MediaNet stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The increased authorized capital may have the effect of permitting MediaNet’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of MediaNet’s business. However, the Board of Directors is not aware of any attempt to take control of MediaNet and the Board of Directors did not propose the increase in MediaNet’s authorized capital with the intent that it be utilized as a type of anti-takeover device.

The relative voting and other rights of holders of the common stock will not be altered by the authorization of additional shares of common stock. Each share of common stock will continue to entitle its owner to one vote.

The Board of Directors has recommended to shareholders, and a majority of voting power has approved, the amendment to the Company’s Articles of Incorporation to increase the number of authorized preferred shares from 5,000,000 shares to 25,000,000 shares. Upon amendment of the Company’s Articles of Incorporation in Nevada, all of the outstanding shares of preferred stock of the Company, being 5,000,000 shares (or the total number of shares currently authorized), will be converted to common shares, so that MediaNet will then have authorized, but not issued and outstanding, 5,000,000 shares of common stock. However, the Board of Directors believes that in the future the Board of Directors may deem it advisable to have at its disposal a significant number of authorized, but unissued shares of preferred stock, the rights and preferences of which can be designation by the Board of Directors to make acquisitions, acquire intellectual property, and for other proper corporate purposes, none of which is now anticipated. Stockholders should be aware that the shares of preferred stock now authorized, and the shares of preferred stock to be authorized upon amendment of the Company’s Articles of Incorporation, can have such rights and privileges as the Board of Directors may designation, including super voting rights, as the outstanding shares of Series A Convertible Preferred Stock now have. Accordingly, the increase in preferred shares may adversely affect the rights and privileges of the existing common shares, may have a dilutive effect both on their interest in the Company and their interest in any dividends that MediaNet may pay, and may otherwise adversely affect the common shareholders. The Company has no present plan or intention to issue any shares of preferred stock, nor to file any designation for any shares of preferred stock with the State of Nevada.

QUESTIONS AND ANSWERS REGARDING THE PROPOSED INCREASE IN THE NUMBER OF AUTHORIZED SHARES

Q.	WHY HAS THE PROPOSAL BEEN MADE TO INCREASE THE NUMBER OF COMMON AND PREFERRED SHARES?
A.

The authorized shares of common stock remaining available for issuance are not be sufficient to fulfill all of its obligation to holders of securities convertible into shares of common stock of MediaNet, particularly holders of preferred shares. Accordingly, our Board of Directors believes that it is in our best interest to increase in the number of authorized shares of common stock as proposed. The increase in the number of authorized shares of common stock is recommended by MediaNet’s Board in order to provide a sufficient reserve of such shares to fulfill such obligations and for the future growth and needs of MediaNet. The Board proposes to increase the authorized preferred shares to give the Board and management the ability to use those shares in connection with mergers and acquisitions, and for other purposes, in lieu of cash. No such transaction is now anticipated.

Q.	HAS THE BOARD OF DIRECTORS APPROVED THE PROPOSAL TO INCREASE THE NUMBER OF SHARES?
A.	The two members of the Board of Directors have approved the proposal to increase the number of preferred and common shares as in the best interest of MediaNet and its shareholders.

Q.	WILL I RECEIVE ANY ADDITIONAL SHARES OR A DIFFERENT CLASS OF SHARES AS A RESULT OF THE PROPOSAL TO INCREASE THE AUTHORIZED NUMBER OF SHARES?
A.

As a current shareholder of MediaNet your class of stock and the number of shares that you hold will not be affected or change as a result of the adoption of the proposal to increase the authorized common stock. For example, a current holder of 100 shares of common stock will remain a holder of 100 shares of common stock.

Q.	WILL THE CHANGES TO THE ARTICLES OF INCORPORATION RESULT IN ANY TAX LIABILITY TO ME?
A.	The proposed changes are intended to be tax free for federal income tax purposes.

Q.	WHAT VOTE OF THE SHAREHOLDERS HAS RESULTED IN THE PROPOSALS BEING PASSED?
A.	To approve the proposals MediaNet has received the affirmative vote of a majority of MediaNet’s shareholder voting power.

Q.	WHO IS PAYING FOR THIS INFORMATION STATEMENT?
A.	The Company will pay for the delivery of this information statement.

Q.	WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?
A:	Martin Berns, Chief Executive Officer of BSP Rewards, Inc., a subsidiary of MediaNet, 5100 W. Copans Road, Suite 701, Margate, Florida 33063, (954) 974-5818.

VOTE REQUIRED FOR APPROVAL

Section 78.385 of the Nevada Revised Statutes provides an outline of the scope of the amendments of the Articles of Incorporation allowed a Nevada Corporation. This includes the amendments discussed herein. The procedure and requirements to effect an amendment to the Articles of Incorporation of a Nevada corporation are set forth in Section 78.390. Section 78.390 provides that proposed amendments must first be adopted by the Board of Directors and then submitted to shareholders for their consideration and must be approved by a majority of the outstanding voting securities.

The Board of Directors of MediaNet has adopted, ratified and approved the change in the authorized shares of MediaNet and submit the proposed changes to shareholders for their approval by consent. The securities that are entitled to vote to amend MediaNet’s Articles of Incorporation consist of 27,303,652 issued and outstanding shares of MediaNet’s $0.001 par value common voting stock outstanding on December 14, 2009, and 5,000,000 shares of preferred stock outstanding on December 14, 2009, the record date for determining shareholders who are entitled to notice of and to vote on the proposed amendment to MediaNet’s Articles of Incorporation.

DISSENTERS’ RIGHTS OF APPRAISAL

The Nevada Revised Statutes do not provide for dissenters’ rights in connection with the proposed restatement of the Articles of Incorporation.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Board of Directors fixed the close of business on December 14, 2009, as the record date for the determination of the common shareholders entitled to notice of the action by written consent.

At the record date, MediaNet had 50,000,000 shares of common stock authorized with a stated par value of $0.001, of which 27,303,652 shares of $0.001 par value common stock were issued and outstanding and 5,000,000 shares of preferred stock, $0.01 par value, all of which are designated as Series A Stock, were issued and outstanding. The holders of shares of common stock are entitled to one vote per share on matter to be voted upon by shareholders.  The holders of shares of common stock are entitled to receive pro rata dividends, when and if declared by the board in its discretion, out of funds legally available therefore, but only if dividends on preferred stock have bee paid in accordance with the terms of the outstanding preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the common stock are declared by the board of directors. Payment of dividends on the common stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the Nevada Revised Statutes and will be determined by the board of directors. In addition, the payment of any such dividends will depend on the Company’s financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

A shareholder having 90% of the voting power of MediaNet as of the record date has consented to the proposed amendments to the Articles of Incorporation. This consent was sufficient, without any further action, to provide the necessary stockholder approval of the action.

The principal terms of the Series A Stock are as follows: The Series A Stock participates in any distribution of dividends pari passu with holders of common stock on the basis of 54.7229736 shares of common stock for each share of Series A Stock. Each holder of outstanding shares of Series A Stock is entitled to 54.7229736 shares for each share of Series A Stock held as of the record date for the determination of stockholders entitled vote at the meeting. Except as provided by Nevada Statutes, holders of Series A Stock vote together with the holders of common stock as a single class. In the event that the Company’s shareholders approve an increase in the Company’s authorized shares of common stock to not less than five hundred million (500,000,000) shares, each share of Series A Stock then outstanding shall automatically be converted into 54.7229736 shares of common stock without further action by the holders of the Series A Stock or the Company. The Company does not have reserved and available out of its authorized but unissued shares of common stock the number of shares of common stock that shall be sufficient to effect the conversion of all outstanding shares of Series A Stock.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND FIVE PERCENT STOCKHOLDERS

The following table sets forth certain information concerning the ownership of the Company’s common and preferred stock as of December 14, 2009, with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company’s common stock or preferred stock; (ii) all directors and executive officers; and (iii) all directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of December 14, 2009, there were 27,303,652 shares of common stock and 5,000,000 shares of preferred stock issued and outstanding.

Title of Class	Name and Address of Beneficial Ownership	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Common Stock	Martin A. Berns (2) 5100 W. Copans Rd. #710 Margate, FL 33063	5,907,511	21.64%

	Michael Hansen (3)(4) Fanny — Zobel — Strasse 5 12435 Berlin Germany	-0-	0%

	Kent Holmstoel (3)(4) Fanny — Zobel — Strasse 5 12435 Berlin Germany	-0-	0%

	Steven Adelstein (2) 5100 W. Copans Rd. #710 Margate, FL 33063	950,500	3.48%

	Andreas Kusche (4) Fanny — Zobel — Strasse 5 12435 Berlin Germany	-0-	0%

	Alfred Fernandez (3) 5100 W. Copans Rd. #710 Margate, FL 33063	410,000	1.50%

	All Officers and Directors as a group (6 Persons)(4)	7,268,011	26.62%

Preferred Stock	Michael Hansen (5) Fanny — Zobel — Strasse 5 12435 Berlin Germany	2,500,000	50.00%

	Michel Saouma (5) Fanny — Zobel — Strasse 5 12435 Berlin Germany	2,500,000	50.00%

___________

(1)

In accordance with Rule 13d-3, includes shares as to which each beneficial owner has voting or investment power. In accordance with Rule 13d-3, holders of preferred stock are not deemed to be beneficial owners of underlying common stock until such time as the Company increases its authorized shares of common stock by amendment of its Articles of Incorporation, at which time each share of preferred stock will be automatically converted into shares of common stock.

(2)	Director.

(3)	Officer.

(4)	Messrs. Hansen, Holmstoel, and Kusche will become directors upon the Company’s compliance with Rule 14f-1.

(5)

As of December 14, 2009, the Company had 5,000,000 shares of preferred stock issued and outstanding, all of which were held of record by ZEN Holding Group Limited (“ZEN”). These shares were issued to ZEN, the sole record owner of CG, in accordance with the Agreement. In accordance with Rule 13d-3, Michael Hansen, the Company’s President and Chief Executive Officer, beneficially owns a fifty percent (50%) interest in ZEN through Sara Alpha Ltd., a Cyprus trust company (“SA”) which is the sole record holder of MBD Investment Limited, a British Virgin Islands company. MBD is the record holder of a fifty percent (50%) interest in ZEN. The remaining 50% interest in ZEN is beneficially held by an individual, Michel Saouma, through SA. Mr. Hansen has advised the Company that at such time as the Company increases its authorized common shares to 500,000,000, he and Mr. Saouma will direct the Company to issue the 273,614,868 common shares issuable on conversion of the preferred shares to themselves and other individuals. Mr. Hansen will then be issued 66,853,232 shares, or 21.990%, of the Company’s common stock to be issued and outstanding; Mr. Holmstoel will be issued 13,680,743 common shares, or 4.500% of the Company’s common shares to be outstanding; and Mr. Kusche will be issued 608,032 common shares, or 0.200% of the Company’s then issued and outstanding common shares.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as follows, no director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed increase in the number of authorized shares of MediaNet’s common and preferred stock, which is not shared by all other stockholders. In accordance with Rule 13d-3, Mr. Hansen beneficially owns 2,500,000 shares of preferred stock. (See “Security Ownership of Executive Officers, Directors and Five Percent Stockholders.”)

Nevada Anti-Takeover Provisions

The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada Corporation Law apply to us. Section 78.438 of the Nevada law prohibits the Company from merging with or selling more than 5% of our assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired our shares, unless the transaction is approved by our Board of Directors. The provisions also prohibit us from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of the Company.

FORWARD-LOOKING STATEMENTS

This information statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our company. These forward-looking statements include, but are not limited to, statements concerning our operations, economic performance, financial condition, and prospects and opportunities. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other of our filings with the U.S. Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

INCORPORATION OF FINANCIAL INFORMATION

We “incorporate by reference” into this Information Statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this information statement the following documents we have previously filed with the SEC: our annual report on Form 10-K for period ending December 31, 2008, and our quarterly report on Form 10-Q for the quarterly period ended June 30, 2009. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

MediaNet Group Technologies, Inc.

5100 W. Copans Road, Suite 701

Margate, FL 33063

As we obtained the requisite stockholder vote for the amendment to the Plan described in this information statement upon delivery of written consents from the holders of a majority of our outstanding shares of common stock. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This information statement is for informational purposes only. Please read this information statement carefully.

Dated: January [__], 2010	By Order of the Board of Directors /s/ Michael Hansen Michael Hansen, President